                                                                    Exhibit 99.1

Lexmark International Group, Inc.

1999 Employee Stock Purchase Plan

Report on Audits of Financial Statements

for the years ended December 31, 2004, 2003 and 2002

                                                                               .
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                                                                               .
                        Lexmark International Group, Inc.
                        1999 Employee Stock Purchase Plan

                                December 31, 2004

                                                                                               PAGES
Report of Independent Registered Public Accounting Firm                                             1

Financial Statements:

           Statements of Assets Available for Plan Benefits,

              as of December 31, 2004 and 2003                                                      2



          Statements of Changes in Assets Available for Plan Benefits

             for each of the three years in the period ended December 31, 2004                      3


Notes to Financial Statements                                                                   4 - 8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Participants and Administrator of the Lexmark International Group, Inc.
1999 Employee Stock Purchase Plan

In our opinion, the accompanying statements of assets available for plan benefits and the related statements of changes in assets available for plan benefits present fairly, in all material respects, the assets available for benefits of the Lexmark International Group, Inc. 1999 Employee Stock Purchase Plan (the Plan) at December 31, 2004 and 2003 and the changes in assets available for benefits for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Lexington, Kentucky
March 3, 2005

Lexmark International Group, Inc.
1999 Employee Stock Purchase Plan
Statements of Assets Available for Plan Benefits
December 31, 2004 and 2003
-------------------------------------------------------------------------------


                    ASSETS                                             2004          2003
                                                                    -----------   -----------
Lexmark Class A Common Stock, at fair value (cost of                $40,260,148   $33,786,764
  $29,532,245 and $24,687,409 at December 31, 2004 and
  2003, respectively)
Employer contribution receivable                                        682,097       660,213
Employee contribution receivable                                      3,880,728     3,620,069
                                                                    -----------   -----------
ASSETS AVAILABLE FOR PLAN BENEFITS                                  $44,822,973   $38,067,046
                                                                    ===========   ===========



The accompanying notes are an integral part of the financial statements.

Lexmark International Group, Inc.
1999 Employee Stock Purchase Plan
Statements of Changes in Assets Available for Plan Benefits
For the years ended December 31, 2004, 2003 and 2002
--------------------------------------------------------------------------------


                                               2004                 2003                2002
                                            ------------        ------------        ------------
Contributions:
   Employer                                 $  1,497,539        $  1,456,905        $  1,369,197
   Participants                                8,211,885           7,909,509           7,630,246
                                            ------------        ------------        ------------
           Total contributions                 9,709,424           9,366,414           8,999,443
                                            ------------        ------------        ------------
   Withdrawals of Lexmark Class A
       Common Stock by participants,
       at fair value                          (6,664,105)         (7,558,668)         (4,487,244)
                                            ------------        ------------        ------------
   Investment gain:
      Net appreciation in
        fair value of Lexmark Class A
        Common Stock                           3,710,608           9,179,610             724,148
                                            ------------        ------------        ------------
Net increase                                $  6,755,927        $ 10,987,356        $  5,236,347
                                            ------------        ------------        ------------
ASSETS AVAILABLE FOR PLAN
  BENEFITS
Beginning of year                             38,067,046          27,079,690          21,843,343
                                            ------------        ------------        ------------
End of year                                 $ 44,822,973        $ 38,067,046        $ 27,079,690
                                            ============        ============        ============


The accompanying notes are an integral part of the financial statements.

Lexmark International Group, Inc.
1999 Employee Stock Purchase Plan
Notes to Financial Statements



1.       PLAN DESCRIPTION:

         The following is a brief description of the Lexmark International Group, Inc. 1999 Employee Stock Purchase Plan (the "Plan") and is provided for general information only. For additional information regarding the Plan's provisions, participants should refer to the Plan prospectus.

         A. GENERAL: The Plan is designed to provide eligible employees of Lexmark International, Inc. (the "Company") an opportunity to purchase Lexmark Class A Common Stock ("Lexmark Stock") at a discounted price through payroll deductions. Eligible employees may participate in the Plan during two offering periods each calendar year, January 1 through June 30 and July 1 through December 31 (the "Offering Periods"). The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

                  The Plan was approved by the Company's stockholders on April 29, 1999 and commenced operation on January 1, 2000. A total of 3,000,000 shares of Lexmark Stock may be acquired by participants under the terms of the Plan.

         B. ADMINISTRATION: A committee comprised of the Chief Financial Officer, Vice President of Human Resources and Vice President, General Counsel and Secretary of the Company has been designated as the Plan Administrator by the Compensation and Pension Committee of the Company's Board of the Directors. The recordkeeping and administration of the Plan is provided by EquiServe Trust Company, N.A. ("EquiServe") and Plan Gestion, and The Bank of New York is the transfer agent. EquiServe and Plan Gestion use information regarding participants' payroll deductions to credit an account in each participant's name with the number of full and fractional shares of Lexmark Stock purchased by that participant's contributions to the Plan. Shares acquired by participants under the Plan may be shares issued by the Company from its authorized but unissued stock, treasury stock or shares purchased on the open market.

         C. ELIGIBILITY: Eligible employees are those individuals who have been employed as regular employees for three consecutive full months prior to the first day of an Offering Period by the Company or one of its designated subsidiaries whose employees have been approved by the Plan Administrator for participation in the Plan. The Plan Administrator also has the authority to prescribe additional rules affecting eligibility of employees to participate in the Plan. There were approximately 1,800 participants in the Plan at December 31, 2004 and 2003.

Lexmark International Group, Inc.
1999 Employee Stock Purchase Plan
Notes to Financial Statements, Continued

1.     PLAN DESCRIPTION, CONTINUED:

         D. CONTRIBUTIONS: Eligible employees may elect to contribute from 1% to 10% of their compensation to the Plan via payroll deductions. Participants may elect to increase or decrease their payroll deductions to any whole percentage between 1% and 10%, or to suspend their contributions, up to two times during an Offering Period subject to a maximum of two changes per calendar year.

         E. PURCHASES: Until June 30, 2002, participants' contributions were used to purchase Lexmark Stock on or about the last business day of each month, and for most participants in the Plan, the price for a whole or fractional share of Lexmark Stock was 85% of its closing price on the last business day of the respective month. Effective July 1, 2002, the Plan was amended whereby participants' contributions are used to purchase Lexmark stock on or about the last business day of each Offering Period, and for most participants in the Plan, the price for a whole or fractional share is the lesser of 85% of the closing market price on (i) the last business day immediately preceding the first day of the respective Offering Period and (ii) the last business day of the respective Offering Period. However, the purchase price may vary somewhat for certain participants in the Plan who are employed outside of the United States, depending on the administration of the Plan in their respective countries. Employer contributions are generally the 15% discount. Shares of Lexmark Stock acquired under the Plan must be held for a period of twelve months from the date of purchase except under certain limited circumstances. The value of shares purchased by an eligible employee in any calendar year cannot exceed $25,000 in fair value (based on the closing market price on the first day of each Offering Period).

         F. EXPENSES: The Company pays all administrative expenses related to the purchase, custody, and recordkeeping of Lexmark Stock held as part of the Plan. These expenses may include broker's commissions, transfer fees, administrative costs and other similar expenses. Expenses related to the disposition or transfer of shares from participants' accounts are borne by the participants.

         G. WITHDRAWALS AND TERMINATION OF EMPLOYMENT: The Plan provides that a participant may withdraw from the Plan at any time by giving written notice or such other form of notice as required by the Plan Administrator. Separation of employment for any reason, including death, disability, termination or retirement is considered a withdrawal from the Plan. Upon withdrawal from the Plan, the shares of Lexmark Stock held on the participant's behalf by the agent will remain in the participant's account with the agent until the participant requests that the shares be sold or transferred. Lexmark Stock purchased under the Plan may not be sold for a period of 12 months from the date of purchase or transferred for a period of two years from the first day of an Offering Period, except in the event of death, disability, retirement or a change in control of the Company as defined in the Plan document. Rights to participate in or to purchase Lexmark Stock under the Plan are nontransferable.

Lexmark International Group, Inc.
1999 Employee Stock Purchase Plan
Notes to Financial Statements, Continued

1.       PLAN DESCRIPTION, CONTINUED:

         H. PLAN TERMINATION: The Plan will terminate at the earliest of the following:

                  -        December 31, 2009;

                  - The date the Board of Directors of the Company acts to terminate the Plan in accordance with the Plan provisions; or,

                  - The date when all of the shares available under the Plan have been purchased (as of December 31, 2004, 751,571 shares of the 3,000,000 shares authorized have been purchased under the Plan)

                  Upon termination of the Plan, all unapplied cash credits not already used to purchase Lexmark Stock remaining in participants' accounts will be refunded in cash to the participants. The Company's Board of Directors may suspend, discontinue, extend, revise or amend the Plan as deemed necessary or appropriate.

         I.       INCOME TAX STATUS: The Plan is not qualified under Section 401
                  (a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the restrictions and special tax treatment provided therein are not available to participants. The Plan is intended to qualify as an Employee Stock Purchase Plan under Section 423 of the Code. The Plan does not provide for income taxes, as all taxable income is taxable to the participants. Participants are not taxed on the 15% stock price discount at the time of purchase. Upon the sale of Lexmark Stock purchased under the Plan, participants are subject to tax. The amount of tax depends on how long the shares are held.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         A. BASIS OF ACCOUNTING: The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

         B. EMPLOYEE ACCOUNTS: EquiServe and Plan Gestion maintain a separate account for each participant. The administrative agent allocates to each participant account the number of full and fractional shares of Lexmark Stock purchased with contributions credited to such account.

Lexmark International Group, Inc.
1999 Employee Stock Purchase Plan
Notes to Financial Statements, Continued


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         C. LEXMARK STOCK VALUATION: Lexmark Stock is stated at fair value as quoted by the New York Stock Exchange. Unless otherwise requested by the participant, participant shares are sold or withdrawn on a first-in-first-out (FIFO) basis.

         D. NET APPRECIATION (DEPRECIATION): The Plan presents in the statements of changes in assets available for Plan benefits the net appreciation (depreciation) in the fair value of Lexmark Stock, which consists of realized gains (losses) and the unrealized appreciation (depreciation) on those investments.

         E. WITHDRAWALS: Withdrawals of Lexmark Stock are recorded at fair value on the date of withdrawal. Withdrawals are recorded when distributed.

         F. USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the changes in assets available for Plan benefits during the reporting period. Actual results could differ from those estimates.

3.       CONCENTRATION OF INVESTMENT - RISKS AND UNCERTAINTIES:

         The Plan's assets available for Plan benefits consist entirely of Lexmark Stock. Accordingly, the underlying value of the Plan assets is entirely dependent upon the performance of the Company and the market's evaluation of such performance. Changes in the fair value of Lexmark Stock could materially affect a participant's account balance and the amounts reported in the Statements of Changes in Assets Available for Plan Benefits.

Lexmark International Group, Inc.
1999 Employee Stock Purchase Plan
Notes to Financial Statements, Continued

4.     INVESTMENTS IN LEXMARK STOCK:


       The following is a summary of the Lexmark Stock activity for the years ended December 31, 2004, 2003 and 2002:

                                        Shares              Cost             Fair Value
                                      ----------        ------------        ------------
Balances at December 31, 2001            358,768        $ 20,476,327        $ 21,167,096
  Purchases                               98,000           5,559,293           5,559,293
  Withdrawals                            (77,210)         (4,473,001)         (4,487,244)
  Changes in fair value:
      Net unrealized gains                    --                  --             709,905
      Net realized gains                      --                  --              14,243
                                      ----------        ------------        ------------
Balances at December 31, 2002            379,558          21,562,619          22,963,293
  Purchases                              158,421           9,202,529           9,202,529
  Withdrawals                           (108,341)         (6,077,739)         (7,558,668)
  Changes in fair value:
      Net unrealized gains                    --                  --           7,698,681
      Net realized gains                      --                  --           1,480,929
                                      ----------        ------------        ------------
Balances at December 31, 2003            429,638          24,687,409          33,786,764
  Purchases                              124,845           9,426,881           9,426,881
  Withdrawals                            (80,835)         (4,582,045)         (6,664,105)
  Changes in fair value:
      Net unrealized gains                    --                  --           1,628,548
      Net realized gains                      --                  --           2,082,060
                                      ----------        ------------        ------------
Balances at December 31, 2004            473,648        $ 29,532,245        $ 40,260,148
                                      ==========        ============        ============

SIGNATURES


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator of the Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     LEXMARK INTERNATIONAL GROUP, INC.
                                     1999 EMPLOYEE STOCK PURCHASE PLAN



Date:  March 9, 2005              By: /s/ Gary E. Morin
                                      --------------------------------------
                                      Gary E. Morin
                                      on behalf of the Plan Administrator